Stand-By Commitment Agreement

This stand-by commitment agreement (this "Agreement"), dated as of November 23, 2021 is entered into between Kolibri Global Energy Inc., a corporation existing under the laws of British Colombia ("Kolibri") and Polygon Global Partners LLP on behalf of and as investment manager to Polygon European Equity Opportunity Master Fund and one or more other accounts (the "Stand-By Purchaser").

WHEREAS Kolibri has determined to proceed with the Rights Offering on the terms set out in this Agreement;

AND WHEREAS the Stand-By Purchaser has agreed, on the terms and subject to the conditions contained in this Agreement, to provide a Stand-By Commitment to purchase the Common Shares represented by any Rights that are not exercised under the terms of the Rights Offering.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions and Interpretation.

(a) In this Agreement (including the recitals hereto), the following terms have the respective meanings set forth below:

"Additional Subscription Privilege" has the meaning set forth in Section 2(c).

"Affiliate" has the meaning specified in National Instrument 45-106.

"Basic Subscription Privilege" has the meaning set forth in Section 2(b).

"Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday, in Vancouver, British Colombia.

"Closing Date" means the 2nd Business Day following the Expiry Date, or such other date as may be agreed by Kolibri and the Stand-By Purchaser.

"Closing Time" has the meaning set forth in 3(c).

"Common Shares" means common shares in the capital of Kolibri.

"Eligible Jurisdictions" has the meaning set forth in the Rights Circular.

"Expiry Date" means December 29, 2021.

"Expiry Time" means 2:00 p.m. (Vancouver time) on the Expiry Date.

"Governmental Entity" means any: (i) multi-national, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency, instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing and, for greater certainty, includes the applicable securities commission or securities regulatory authority in each of the Eligible Jurisdictions and the TSX.

"Ineligible Jurisdictions" has the meaning set out in the Rights Circular.

"Laws" means, with respect to any Person, any and all applicable laws, including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity that is binding on or affecting such Person or its business, undertaking, property or securities.

"Material Adverse Effect" means any change, event, occurrence, effect, state of facts or circumstances that, individually or in the aggregate with other changes, events, occurrences, effects, states of facts or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of Kolibri and its Subsidiaries, taken as a whole provided, however, that "Material Adverse Effect" shall not include any change, event, occurrence, state of fact or circumstances, directly or indirectly, arising out of or attributable to: (i) any change in any economy or economies, including the economies of the United States or securities or financial markets in general; (ii) any change that generally affects any industry in which Kolibri operates; (iii) any national or international political or social conditions, including any change arising in connection with any natural disasters, virus outbreaks, pandemics, epidemics, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such natural disasters, virus outbreaks, pandemics, epidemics, hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, including any change arising in connection with COVID-19 or any escalation or material worsening of COVID-19.

"Misrepresentation" has the meaning set forth in section 1(1) of the Securities Act.

"National Instrument 45-106" means National Instrument 45-106 - Prospectus Exemptions.

"Person" means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including a Governmental Entity.

"Public Record" means all documents publicly filed by or on behalf of Kolibri on the System for Electronic Document Analysis and Retrieval.

"Record Date" means December 1, 2021.

"Rights" means the transferable rights issued by Kolibri to subscribe for Common Shares at the Subscription Price under the terms of the Rights Offering.

"Rights Offering" means the distribution to Shareholders by Kolibri of Rights to subscribe for Common Shares on the terms set out in Section 2 and the Rights Offering Circular.

"Rights Offering Circular" means the rights offering circular to be filed by Kolibri in respect of the Rights Offering, and any amendment thereof.

"Rights Offering Notice" means the rights offering notice to be filed by Kolibri and sent to Shareholders, and any amendment thereof.

"Rightsholder" means the holder of a Right.

"Securities Act" means the Securities Act (British Colombia).

"Securities Laws" means all applicable securities Laws of each of the Eligible Jurisdictions and all applicable rules and policies of the TSX.

"Shareholder" means a holder of Common Shares of record at the close of business on the Record Date.

"Stand-By Commitment" has the meaning set forth in Section 3(a).

"Stand-By Common Shares" has the meaning set forth in Section 3(a).

"Subscription Price" means $0.07 per Common Share.

"Subsidiary" has the meaning specified in National Instrument 45-106.

"TSX" means the Toronto Stock Exchange.

(b) In this Agreement, unless otherwise expressly provided herein or the context otherwise requires:

(i) the insertion of headings and the division of this Agreement into Sections and other subdivisions are for convenience of reference only and shall not affect in any way the meanings and interpretation of this Agreement;

(ii) words importing the singular include the plural and vice versa and words importing genders shall include all genders;

(iii) if the date on which any action is required to be taken by a party to this Agreement is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place;

(iv) references to the words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation" whether or not they are followed by those words or words of like import;

(v) references to "this Agreement", "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions refer to this Agreement and not to any particular Section or other subdivision and include all Schedules and amendments hereto and modifications or restatements hereof;

(vi) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof;

(vii) references to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time; and

(viii) all references to "Dollars", "dollars" or "$" are to lawful money of Canada.

2. Terms of the Rights Offering.

Kolibri has determined to proceed with the Rights Offering on the following terms:

(a) Subject to Section 2(f), Kolibri will issue to each Shareholder, at the close of business on the Record Date, one Right for each Common Share held by such Shareholder.

(b) Subject to Section 2(f), each Right will entitle the Rightsholder, at its option, to subscribe for 0.5435 Common Share at the Subscription Price (the "Basic Subscription Privilege").

(c) Each Rightsholder who subscribes for all the Common Shares to which it is entitled pursuant to the Basic Subscription Privilege will be entitled to subscribe for Common Shares not subscribed for by other Rightsholders pursuant to the Basic Subscription Privilege at the Subscription Price (the "Additional Subscription Privilege").

(d) The payment of the aggregate Subscription Price by Rightsholders for the Common Shares issuable upon the exercise of Rights under the Basic Subscription Privilege and the Additional Subscription Privilege will occur on the terms of the Rights Offering as set forth in the Rights Offering Circular.

(e) The Rights will expire at the Expiry Time.

(f) Under the terms of the Rights Offering, the Rights will only be issued to Shareholders, and the Common Shares issuable upon exercise of the Rights will only be issuable to Rightsholders, in each case, that are residents of the Eligible Jurisdictions and will not otherwise include Shareholders or Rightsholders resident in an Ineligible Jurisdiction unless such Shareholder or Rightsholder delivers a representation letter in the form set out in Schedule A hereto to satisfy Kolibri that the issuance of Common Shares to such Shareholder or Rightsholder pursuant to the exercise of Rights will not be in violation of the Laws of the applicable Ineligible Jurisdiction.  In addition, the laws of certain states of the United States, including Arizona, Arkansas, California, Minnesota, Ohio, Utah and Wisconsin, may restrict exercise of the Rights.

3. Stand-By Commitment.

(a) Subject to Section 3(b), Kolibri and the Stand-By Purchaser hereby agree, on the terms and subject to the conditions of this Agreement, that the Stand-By Purchaser will purchase and Kolibri will issue and sell to the Stand-By Purchaser at the Subscription Price and on the Closing Date, all of the Common Shares (the "Stand-By Common Shares") represented by any Rights that remain unexercised following the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege under the terms of the Rights Offering, up to a maximum of 54,249,548 Common Shares, less such number of Common Shares either (i) subscribed to by the Stand-By Purchaser as beneficial owner of Rights pursuant to the Basic Subscription Privilege or the Additional Subscription Privilege or (ii) subscribed to by one or more cash-settled total return swap counterparties (a "Stand-By Purchaser Swap Party") of the Stand-By Purchaser as beneficial owners of Rights pursuant to the Basic Subscription Privilege or the Additional Subscription Privilege with respect to which Common Shares the Stand-By Purchaser will have full economic exposure, in each case subject to the Stand-By Purchaser providing Kolibri with reasonable evidence of such subscriptions (the "Stand-By Commitment").

(b) Notwithstanding Section 3(a), in no case shall the Stand-By Purchaser be required to subscribe for a number of Common Shares that would cause the Stand-By Purchaser, together with the funds for which it acts as investment manager (which aggregate holdings will not exceed 12,990,500 immediately prior to the Closing (excluding, for clarity, any Common Shares subscribed to by the Stand-By Purchaser pursuant to the Basic Subscription Privilege or the Additional Subscription Privilege)), to hold more than 20% of the Common Shares outstanding after completion of the Rights Offering, which for greater certainty includes the Common Shares purchased under this Agreement.

(c) The closing of the transactions between Kolibri and the Stand-By Purchaser for the Stand-By Common Shares as contemplated under the terms of this Agreement will be completed at 9:00 a.m. (Vancouver time) (the "Closing Time") on the Closing Date or at such other time, date or place as Kolibri and the Stand-By Purchaser may agree upon in writing.  On the Closing Date and subject to and in accordance with the terms of this Agreement, the Stand-By Purchaser will pay in immediately available funds by wire transfer to an account designated by Kolibri, the aggregate subscription price that is payable for the Stand-By Common Shares, and Kolibri will deliver to the Stand-By Purchaser evidence in book entry form of the number of Stand-By Common Shares purchased by the Stand-By Purchaser hereunder (evidence in book entry form to be registered in the name of the Stand-By Purchaser or as the Stand-By Purchaser may otherwise direct Kolibri in writing).

(d) The Stand-By Purchaser acknowledges that the Rights may only be transferred outside the United States in accordance with Regulations S ("Regulation S") as adopted under the U.S. Securities Act of 1933, as amended.  If the Stand-By Purchaser elects to transfer any of the Rights, it will do so only outside the United States in accordance with Regulation S.  Prior to the Closing Date, the Stand-By Purchaser will not transfer any of the Common Shares over which it exercises ownership, control or discretion, except outside the United States in compliance with Regulation S.

4. Covenants of Kolibri.

Subject to and in accordance with the terms of this Agreement, Kolibri agrees with the Stand-By Purchaser as follows:

(a) Kolibri will not amend the terms of the Rights Offering as set out in Section 2 without the prior written consent of the Stand-By Purchaser, such consent not to be unreasonably withheld.

(b) Kolibri will file the Rights Offering Notice and the Rights Offering Circular in accordance with National Instrument 45-106 and take all other steps and proceedings that may be necessary to ensure that the distribution of: (i) the Rights and the Common Shares issuable upon exercise of the Rights under the terms of the Rights Offering, and (ii) the Stand-By Common Shares issuable to the Stand-By Purchaser under the terms of the Stand-By Purchase Commitment will, in each case, comply with applicable Securities Laws.

(c) Kolibri will prepare any amendments to the Rights Offering Notice or the Rights Offering Circular required to be filed under applicable Securities Laws.

(d) Kolibri will use commercially reasonable efforts to obtain conditional acceptance by the TSX of the issuance of the Rights, the Common Shares issuable upon exercise of the Rights and the Stand-By Common Shares subject to receipt of customary final documentation.

(e) Kolibri will use commercially reasonable efforts to obtain all necessary consents and approvals for the: (i) creation, issuance and delivery of the Rights and the Common Shares issuable upon exercise of the Rights under the terms of the Rights Offering; (ii) creation, issuance, sale and delivery of the Stand-By Common Shares to the Stand-By Purchaser under the terms of the Stand-By Purchase Commitment; and (iii) entering into and performance by it of this Agreement.

(f) From the date of this Agreement to the Closing Date, Kolibri will immediately notify the Stand-By Purchaser in writing of any written demand, request or inquiry (formal or informal) by any Governmental Entity that concerns any matter relating to Kolibri's affairs that may affect the Rights Offering, the transactions contemplated herein or that relates to the issuance, or threatened issuance by any such Governmental Entity of any cease trading or similar order or ruling relating to any of Kolibri's securities. Any notice delivered to the Stand-By Purchaser under this Section 4(f) will contain reasonable details of the demand, request, inquiry, order or ruling.

(g) During the period from the date of this Agreement to the Closing Date, Kolibri shall promptly notify the Stand-By Purchaser in writing of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise), prospects or capital of Kolibri and its Subsidiaries, taken as a whole. Kolibri will promptly, and in any event within any applicable time limitation, comply, to the satisfaction of the Stand-By Purchaser, acting reasonably, with all applicable filings and other requirements under applicable Securities Laws as a result of such material change. Kolibri will in good faith discuss with the Stand-By Purchaser any fact or change in circumstance (actual, anticipated, contemplated or threatened, financial or otherwise) that is of such a nature that there is a reasonable doubt whether or not written notice need be given under this Section 4(g), subject to compliance with applicable Laws.

(h) Kolibri will deliver, or will cause Computershare Investor Services Inc. to deliver, to the Stand-By Purchaser, upon one Business Days' notice Kolibri, up to three reports concerning the total number of Common Shares duly subscribed for and paid for by the Rightsholders under the terms of the Rights Offering (including those subscribed for and paid for under the Additional Subscription Privilege, if applicable).

(i) Kolibri will use such commercially reasonable efforts as the Stand-By Purchaser may reasonably request to enforce payment in respect of, or to otherwise ensure the valid exercise of, all Rights purported to be exercised under the Basic Subscription Privilege or the Additional Subscription Privilege.

(j) The Stand-By Purchaser will be given a reasonable opportunity to review and comment on the Rights Offering Notice or the Rights Offering Circular and any amendments thereto.

5. Representations and Warranties of Kolibri.

(a) Kolibri hereby represents and warrants to the Stand-By Purchaser as follows and acknowledges that the Stand-By Purchaser is relying upon such representations and warranties in connection with its commitments contemplated under this Agreement:

(i) Kolibri is validly existing under the laws of the province of British Colombia and has the corporate power and capacity to enter into and perform its obligations under this Agreement;

(ii) the execution and delivery by Kolibri of this Agreement and the performance of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Kolibri;

(iii) each of the Rights Offering Notice, the Rights Offering Circular and the issuance of the Rights, the Common Shares issuable upon exercise of the Rights and the Stand-By Common Shares have been duly authorized by all necessary corporate action on the part of Kolibri;

(iv) this Agreement has been duly executed and delivered by Kolibri and constitutes a legal, valid and binding agreement of Kolibri enforceable against it in accordance with its terms subject only to:

(A) any limitation on bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally; and

(B) the discretion that a court may exercise in the granting of equitable remedies, such as specific performance and injunction;

(v) the execution and delivery by Kolibri of this Agreement, the performance by Kolibri of its obligations under this Agreement and the consummation of the transactions by Kolibri contemplated hereunder (including the Rights Offering) do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(A) violate any provision of the articles, by-laws or other constating documents of Kolibri;

(B) result in a breach or violation of, or constitute a default under, or conflict with, any provision of any indenture, mortgage, agreement, contract or other material instrument to which Kolibri or any of its Subsidiaries is a party or by which Kolibri or any of its Subsidiaries or any of their respective assets or property are bound; and

(C) result in the violation of any applicable Laws;

excluding, in the case of clauses (B) and (C), such breaches, violations or conflicts that would not individually or in the aggregate result in a Material Adverse Effect or have a material adverse effect on the Rights Offering or on the other transactions contemplated hereunder;

(vi) no consent, approval, order or authorization of, or declaration with, any Governmental Entity or any third party is required by or with respect to Kolibri in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated under this Agreement, other than TSX acceptance of the Rights Offering and the issuance of the Rights, the Common Shares issuable upon exercise of the Rights and the Stand-By Common Shares and any other consents, approvals or authorizations that may be required under applicable Securities Laws;

(vii) the authorized capital of Kolibri consists of an unlimited number of Common Shares of which 232,922,625 Common Shares are issued and outstanding as of the date of this Agreement;

(viii) Kolibri is a reporting issuer under applicable Securities Laws and is in compliance in all material respects with all continuous and timely disclosure obligations under applicable Securities Laws and is not in violation in any material respect of any of the rules and policies of the TSX (including the applicable listing requirements of the TSX) and its Common Shares are currently listed on the TSX;

(ix) no order ceasing or suspending the trading of Kolibri's securities has been issued to or is outstanding against Kolibri;

(x) the documents comprising the Public Record complied as filed in all material respects with applicable Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such subsequent filing), contain any Misrepresentation; and

(xi) the Common Shares issuable to the Stand-By Purchaser upon the exercise of Rights and the Stand-By Common Shares will, at their time of issuance in accordance with the terms of the Rights Offering and this Agreement, as applicable, be validly issued as fully paid and non-assessable, be free and clear of all liens, pledges, claims, encumbrances and security interests and will not be subject to any pre-emptive or similar rights.

(b) All representations and warranties of Kolibri contained in this Agreement will survive the completion of the transactions contemplated under this Agreement for a period of 18 months.

6. Representations and Warranties of the Stand-By Purchaser.

(a) The Stand-By Purchaser hereby represents and warrants to Kolibri as follows and acknowledges that Kolibri is relying upon such representations and warranties in connection with its commitments contemplated under this Agreement:

(i) the Stand-By Purchaser is validly existing under the laws of England and Wales and has the corporate power and capacity to enter into and perform its obligations under this Agreement;

(ii) the execution and delivery by the Stand-By Purchaser of this Agreement and the performance of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of the Stand-By Purchaser;

(iii) this Agreement has been duly executed and delivered by the Stand-By Purchaser and constitutes a legal, valid and binding agreement of the Stand-By Purchaser enforceable against it in accordance with its terms subject only to:

(A) any limitation on bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally; and

(B) the discretion that a court may exercise in the granting of equitable remedies, such as specific performance and injunction;

(iv) the execution and delivery by the Stand-By Purchaser of this Agreement, the performance by the Stand-By Purchaser of its obligations under this Agreement and the consummation of the transactions by the Stand-By Purchaser contemplated hereunder do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(A) violate any provision of the articles, by-laws or other constating documents of the Stand-By Purchaser;

(B) result in a breach or violation of, or constitute a default under, or conflict with, any provision of any indenture, mortgage, agreement, contract or other material instrument to which the Stand-By Purchaser or any of its Subsidiaries is a party or by which the Stand-By Purchaser or any of its Subsidiaries or any of their respective assets or property are bound; and

(C) result in the violation of any applicable Laws;

excluding, in the case of clauses (B) and (C), such breaches, violations or conflicts that would not individually or in the aggregate have a material adverse effect on the Rights Offering or on the other transactions contemplated hereunder;

(v) the Stand-By Purchaser has beneficial (non-registered) ownership of, or control or direction over, directly or indirectly, 12,990,500 Common Shares as at the date of this Agreement;

(vi) the Stand-By Purchaser has the financial ability and sufficient funds to carry out its obligations under this Agreement (including the exercise of the Stand-By Commitment under Section 3(a)), and the availability of such funds is not and will not be subject to the consent, approval or authorization of any other Person; and

(vii) the offer and sale of the Common Shares to it, whether pursuant to this Agreement or the exercise of Rights, are being made outside the United States in compliance with Regulation S.

(b) All representations and warranties of the Stand-By Purchaser contained in this Agreement will survive the completion of the transactions contemplated under this Agreement for a period of 18 months.

7. Conditions.

(a) The respective obligations of each of Kolibri and the Stand-By Purchaser to complete the transactions contemplated by this Agreement are subject to the following conditions being satisfied (each of which may only be waived by the mutual written consent of Kolibri and the Stand-By Purchaser):

(i) there will be no claims, litigation, investigations or proceedings, including appeals and applications for review, in progress or pending or threatened, including by or before any Governmental Entity in relation to the Rights, the Common Shares issuable upon exercise of the Rights or the Stand-By Common Shares or the Rights Offering, any of which suspends or ceases trading in the Rights, the Common Shares issuable upon exercise of the Rights or the Stand-By Common Shares or operates to prevent or restrict the lawful distribution of the Rights, the Common Shares issuable upon exercise of the Rights or the Stand-By Common Shares (which suspension, cessation, prevention or restriction, as the case may be, is continuing);

(ii) there will be no inquiry, investigation (whether formal or informal) or other proceeding commenced by a Governmental Entity pursuant to applicable Laws in relation to Kolibri or its Subsidiaries or in relation to any of the directors and officers of Kolibri or its Subsidiaries or in relation to the Stand-By Purchaser or any of the directors and officers of the Stand-By Purchaser, any of which suspends or ceases trading in the Rights, the Common Shares issuable upon exercise of the Rights or the Stand-By Common Shares or operates to prevent or restrict the lawful distribution of the Rights, the Common Shares issuable upon exercise of the Rights or the Stand-By Common Shares (which suspension, cessation, prevention or restriction, as the case may be, is continuing); and

(iii) there will be no order issued by a Governmental Entity pursuant to applicable Laws and no change of Law, either of which suspends or ceases trading in the Rights, the Common Shares issuable upon exercise of the Rights or the Stand-By Common Shares or operates to prevent or restrict the lawful distribution of the Rights, the Common Shares issuable upon exercise of the Rights or the Stand-By Common Shares (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

(b) The obligation of the Stand-By Purchaser to complete the transactions contemplated by this Agreement is subject to the following conditions being satisfied (each of which is for the exclusive benefit of the Stand-By Purchaser and may only be waived by the written consent of the Stand-By Purchaser, in its sole discretion):

(i) Kolibri will have made or obtained all necessary filings, approvals, orders, rulings and consents of all Governmental Entities required in connection with the Rights Offering and the purchase of Stand-By Common Shares by the Stand-By Purchaser as contemplated by this Agreement, including having obtained TSX acceptance of the Rights Offering and issuance of the Rights subject to receipt of customary final documentation;

(ii) there shall not have occurred a Material Adverse Effect;

(iii) Kolibri shall have fulfilled or complied in all material respects with its covenants contained in this Agreement to be fulfilled or complied with by it on or before the Closing Time;

(iv) the representations and warranties made by Kolibri in this Agreement shall be true and correct in all material respects (except for representations and warranties which are stated to be qualified as to materiality, in which case, such representations and warranties will be true and correct) as of the Closing Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date);

(v) Unless Kolibri otherwise receives, pursuant to subscriptions under the Rights Offering (but excluding, for clarity, proceeds from the Stand-By Commitment), the maximum proceeds under the Rights Offering of $8,861,000, Livermore shall have acquired, or shall acquire concurrently with the closing of the Stand-By Commitment, pursuant to the Rights Offering, Common Shares for an aggregate subscription price of at least U.S.$2,000,000;

(vi) Kolibri shall have received a commitment from BOK Financial that, subject to the satisfaction of certain conditions, it shall increase the borrowing base of BNK Petroleum (US) Inc.'s credit facility by U.S.$2,000,000 in the event Kolibri is able to raise gross proceeds of at least $8,500,000 under the Rights Offering;

(vii) the Stand-By Purchaser will have received at the Closing Time a certificate dated as of the Closing Date and signed on behalf of Kolibri by two senior officers of Kolibri acceptable to the Stand-By Purchaser, acting reasonably, and addressed to the Stand-By Purchaser, certifying for and on behalf of Kolibri and not in their personal capacity after having made due inquiry, that:

(A) Kolibri has fulfilled or complied in all material respects with the terms, conditions and covenants of this Agreement on its part to be fulfilled or complied with by it on or before the Closing Time; and

(B) the representations and warranties of Kolibri contained in this Agreement are true and correct in all material respects as of the Closing Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) with the same force and effect as if made at and as of the Closing Date after giving effect to the transactions contemplated by this Agreement, except for such representations and warranties which are stated to be qualified as to materiality, in which case, such representations and warranties will be true and correct as of the Closing Time or an earlier date, as applicable.

(c) The obligation of Kolibri to complete the transactions contemplated by this Agreement is subject to the following conditions being satisfied (each of which is for the exclusive benefit of Kolibri and may only be waived by the written consent of Kolibri, in its sole discretion):

(i) the Stand-By Purchaser shall have fulfilled or complied in all material respects with its covenants contained in this Agreement to be fulfilled or complied with by it on or before the Closing Time;

(ii) the representations and warranties made by the Stand-By Purchaser in this Agreement shall be true and correct in all material respects (except for representations and warranties which are stated to be qualified as to materiality, in which case, such representations and warranties will be true and correct) as of the Closing Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date); and

(iii) Kolibri will have received at the Closing Time a certificate dated as of the Closing Date and signed on behalf of the Stand-By Purchaser by two senior officers of the Stand-By Purchaser acceptable to Kolibri, acting reasonably, and addressed to Kolibri, certifying for and on behalf of the Stand-By Purchaser and not in their personal capacity after having made due inquiry, that:

(A) the Stand-By Purchaser has fulfilled or complied in all material respects with the terms, conditions and covenants of this Agreement on its part to be fulfilled or complied with by it on or before the Closing Time; and

(B) the representations and warranties of the Stand-By Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) with the same force and effect as if made at and as of the Closing Date after giving effect to the transactions contemplated by this Agreement, except for such representations and warranties which are stated to be qualified as to materiality, in which case, such representations and warranties will be true and correct as of the Closing Time or an earlier date, as applicable.

(d) Each of Kolibri and the Stand-By Purchaser agrees that it will use commercially reasonable to cause the conditions set forth in this Section 7 to be satisfied to the extent that such conditions relate to acts to be performed or caused to be performed by such party.

8. Termination.

(a) Either Kolibri or the Stand-By Purchaser may terminate this Agreement if any of the conditions set out in Section 7(a) have not been satisfied or waived on or before the Closing Date (to the extent that the failure to satisfy such conditions is not owing to the terminating party's fault).

(b) The Stand-By Purchaser may terminate this Agreement by giving written notice to Kolibri at any time if:

(i) any of the conditions set out in Section 7(b) are not satisfied on or before the Closing Date; provided that the Stand-By Purchaser is not then in material breach of this Agreement.

(ii) the Common Shares or the Rights are de-listed (other than in the case of the Rights on the Expiry Date in accordance with TSX practices);

(iii) there has occurred a Material Adverse Effect; or

(iv) the Rights Offering is not completed by January 28, 2022.

(c) Kolibri may terminate this Agreement by giving written notice to the Stand-By Purchaser at any time if any of the conditions set out in Section 7(c) are not satisfied on or before the Closing Date; provided that, Kolibri is not then in material breach of this Agreement.

(d) Notwithstanding any other provision hereof, should Kolibri or the Stand-By Purchaser validly terminate this Agreement pursuant to, and in accordance with this Section 8, the obligations of both Kolibri and the Stand-By Purchaser under this Agreement will terminate and there will be no further liability on the part of Kolibri to the Stand-By Purchaser or the Stand-By Purchaser to Kolibri hereunder (except for any liability of a party that exists at such time or that may arise pursuant to Section 9).

9. Indemnification.

(a) Kolibri agrees to indemnify and hold harmless the Stand-By Purchaser, for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees, Affiliates, advisors and agents, from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of or in any way arising, directly or indirectly, out of any:

(i) Misrepresentation in the Rights Offering Circular or the Rights Offering Notice; or

(ii) breach or default of or under any representation, warranty, covenant of Kolibri contained in this Agreement.

(b) The Stand-By Purchaser agrees to indemnify and hold harmless Kolibri, for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees, Affiliates, advisors and agents, from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred, by reason of or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant of the Stand-By Purchaser contained in this Agreement.

10. Entire Agreement.

This Agreement constitutes the entire agreement between parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings and negotiations, whether oral or written, of the parties hereto.

11. Amendment and Waiver.

This Agreement may not be amended or supplemented, except by an instrument in writing signed by both of the parties hereto. No waiver of any provision of this Agreement will be binding unless executed in writing by the party to be bound by the waiver and no waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices.

All notices and communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by email, or as of the following Business Day if sent by prepaid overnight courier, to the parties hereto at the following addresses (or at such other addresses as shall be specified by either party by notice to the other given in accordance with these provisions):

If to Kolibri:	Kolibri Global Energy Inc.

	Email:	wregener@kolibrienergy.com

	Attention:	Wolf Regener

If to the Stand-By Purchaser:	Polygon Global Partners LLP

	Email:	spalacios@polygoninv.com and legal@tetragoninv.com

	Attention:	Santos Palacios

13. General Matters.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Colombia and the federal laws of Canada applicable therein.

(b) Each of the parties hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the province of British Colombia in respect of all matters arising under and in relation to this Agreement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

(c) If any term or provision of this Agreement is determined to be illegal, invalid or incapable of being enforced by any court of competent jurisdiction, that term or provision will be severed from this Agreement and the remaining terms and provisions shall remain in full force and effect. Upon such determination that any term or provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(d) Each party hereto shall, from time to time and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

(e) Time shall be of the essence in this Agreement.

(f) Except as otherwise provided in this Agreement, each of Kolibri and the Stand-By Purchaser will pay its own expenses (including the fees and disbursements of legal counsel and other advisers) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

(g) This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and permitted assigns. Neither party to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other party hereto. No assignment shall relieve the assigning party of any of its obligations hereunder.

(h) This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original and all of which together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

KOLIBRI GLOBAL ENERGY INC.

By:	/s/ Wolf Regener
Name: Wolf Regener
Title: President and Chief Executive Officer

POLYGON GLOBAL PARTNERS LLP

By:	/s/ Reade Griffith
Name: Reade Griffith
Title: Authorized Signatory

 SCHEDULE A

REPRESENTATION LETTER

- NON-CANADIAN / U.S. SHAREHOLDER -

TO: Kolibri Global Energy Inc. (the "Company")

 Computershare Investor Services Inc. (the "Subscription Agent")

RE: EXERCISE OF RIGHTS AND PURCHASE OF SHARES OF THE COMPANY

Reference is made to the rights offering circular of the Company dated November 23, 2021 (the "Circular"), a copy of which is posted under the Company's profile at www.sedar.com and has been made available to the undersigned (the "Subscriber").

The Subscriber is resident in or otherwise subject to the laws of a jurisdiction (the "Other Jurisdiction"), other than:

  a province or territory of Canada; or

  the United States of America.

This letter is delivered in connection with the exercise of rights ("Rights") to purchase common shares ("Common Shares") of the Company by the Subscriber pursuant to the Offering as described in the Circular. Capitalized words not defined herein have the meaning given to such words in the Circular.

The Subscriber hereby represents and warrants to the Company, its directors and officers, and the Subscription Agent and its officers, directors and employees, and their respective counsel (and acknowledges that such persons are relying thereon) that at the date hereof, at the Expiry Time and at the closing of the Offering:

1. the distribution to, receipt of and exercise by the Subscriber of the Rights and the acquisition by the Subscriber of the Common Shares issuable upon the exercise of the Rights do not and will not violate applicable laws of the Other Jurisdiction;

2. the applicable laws of the Other Jurisdiction do not require the Company to make any filings or seek any approvals of any kind whatsoever from any securities regulator or other governmental authority of any kind whatsoever in the Other Jurisdiction in connection with the distribution to, acquisition of and exercise by the Subscriber of the Rights or the acquisition of the Common Shares;

3. it acknowledges that the Company makes no representation as to the Subscriber's ability to participate in the Offering, and that the Subscriber has been encouraged to seek independent legal advice in respect of its participation in the Offering and its subscription for Common  Shares;

4. it agrees to indemnify and hold harmless the Company for any misstatement by the Subscriber in connection with its exercise of Rights and purchase of Common Shares, including but not limited to statements made herein;

5. it acknowledges that the Rights and the Common Shares are subject to restrictions on sale into Ineligible Jurisdictions; and

6. it acknowledges that the completion of this letter does not constitute an exercise of Rights, and that additional steps and documents will be required in order to exercise Rights, as described in the Circular.

The Subscriber hereby covenants that it will, if requested by the Company, deliver to the Company a certificate or opinion of local counsel from the Other Jurisdiction which will confirm the matters referred to herein to the satisfaction of the Company, acting reasonably, and/or such other evidence of compliance with all aforementioned matters as the Company or its counsel may reasonably request.

[Balance of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this letter as of the ____ day of ________________, 2021.

Number of Rights owned by the undersigned Subscriber:  _________________________________________.

If a Corporation, Partnership or Other Entity:	If an Individual:

Print or Type Entity's Name	Print or Type Individual's Name

Address	Address

X	X
Signature of Authorized Signatory	Signature

Email address:
Name and Title of Authorized Signatory

Type of Entity

A completed and executed Representation Letter should be delivered by email to the Company at gjohnson@kolibrienergy.com on or before 5:00 p.m. (Pacific Daylight time) on December 22, 2021.